EXHIBIT 99.1

To Cosi Franchise Partners, Operations Teams and Associates:

As we move into the second half of 2008 and consider the organizational structure we need to continue improving the business of Cosi, some changes were made today that I feel will add to the momentum we have in the business. In today's environment, there are many factors we do not control, but there are many that we can control. One factor we control is having the right organizational structure that plays to the strengths of the brand.

In order to achieve the growth in profitability and units that our brand deserves, and can support, we must continue to make responsible decisions about the factors we control so we can fulfill our commitments to all of our stakeholders. One decision we made earlier this year was to add to our development resources and expertise by hiring an experienced Chief Development Officer to focus our development efforts and work closely in helping our Franchise Partners succeed. We have also made good progress over the past year in operating our restaurants more efficiently and profitably, investing smartly in the upkeep of our restaurants, and bringing corporate expenses into greater alignment with the size of our revenue base.

In reviewing our organization, support structure, and field leadership talent, we now have an opportunity to strengthen our alignments and speed to market, and play to the strengths of the team and the brand. I felt we had too many layers at the top of the organization and providing a flatter, more nimble organization will allow us to move faster and with more confidence. I made the decision to eliminate the Chief Operating Officer and Chief Marketing Officer positions from the organization. I will now take the opportunity to be personally closer to the day to day business and work directly with the Vice Presidents and the Directors without the extra layer of executive management.

We are grateful to Chris Ames and Chris Carroll for their many contributions to Cosi, and we know that they will continue to have success in their future endeavors. As Cosi continues to improve in all aspects of the business and we play to the strengths of the team, we will continue to make the appropriate adjustments to support our operators and restaurants. I look forward to getting closer to the action and providing additional support to you.

Thank you for your commitment to Cosi.

Sincerely,

Jim Hyatt
President and CEO